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                                                                    EXHIBIT 99.1


           UNITED STATES EXPLORATION ANNOUNCES EQUALIZATION AGREEMENT

Denver, Colorado - July 15, 2003 - United States Exploration, Inc. (ASE - UXP) today announced that it has completed an exchange of properties with Kerr-McGee Rocky Mountain Corporation designed to provide the Company with increased operating control. The Company and Kerr-McGee have previously owned interests in many of the same wells and properties in the Wattenburg area of the Denver-Julesberg Basin. In the exchange, the Company transferred its interests in certain wells and properties to Kerr-McGee in exchange for Kerr-McGee's interests in other wells and properties, effective as of January 1, 2003. The exchange involved approximately equal values on both sides. As a result of the exchange, the Company owns a predominant interest in the wells and properties in which it received interests from Kerr-McGee and will be the operator of those wells and properties.

"The Exchange Agreement puts us in a position to control the pace and order of our development program" said Bruce D. Benson, Chairman, CEO and President of the Company. "The transaction should benefit both parties by allowing them to have increased control over additional geologic zones that were not previously owned. Both parties can now accelerate the development of the reserves and concentrate on their own separate operations."

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the results of oil and natural gas drilling. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that expected results will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include drilling risks, operating risks, market risks, including particularly the effects of fluctuations in prevailing price levels for oil and gas and the availability and cost of necessary goods and services, risks related to the need to obtain additional financing for development of its oil and gas properties and other risk factors as described in the Company's Form 10-QSB for the quarter ended March 31, 2003 as filed with the Securities and Exchange Commission.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil. The Company's reserves and producing properties are located in northeast Colorado. The Company's common stock trades on the American Stock Exchange are under the symbol UXP.